Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Bob Eckel

Aware, Inc.
781-276-4000

Aware, Inc. Announces Appointment of
David Barcelo as Chief Financial Officer

BEDFORD, MASS. – May 4, 2020 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, is pleased to announce that David Barcelo has been appointed Chief Financial Officer and Treasurer, effective May 4, 2020. Mr. Barcelo is responsible for finance, accounting, legal, and overall business operations and as a senior member of the executive team reports directly to the CEO Bob Eckel. In addition to Mr. Barcelo’s appointment, Aware has hired David Traverse to serve as Controller, effective April 27, 2020.

Mr. Barcelo served as Vice President of Strategic Marketing of IDEMIA (OT-Morpho) from November 2017 to May 2020. Mr. Barcelo previously served as Vice President of Business Operations for MorphoTrust USA LLC from 2011 to 2017 and as Corporate Director of Financial Planning and Strategic Operations of L-1 Identity Solutions from 2006 to 2011. Mr. Barcelo received his MBA and MIS degrees from Boston University and his Bachelor of Science degree in Computer Science from Yale University.

Bob Eckel, Aware’s Chief Executive Officer and President said, “We're pleased to name Dave as the Chief Financial Officer of Aware. Dave has over 14 years of extensive financial and operational experience in the identity solutions industry. I have worked directly with Dave in the past and I am confident in his ability to lead Aware’s finance and operations organization and implement and execute on our strategic goals. I am also pleased to have David Traverse join as Controller and utilize his many years of financial reporting and operations experience to augment Aware’s finance organization.”

Mr. Barcelo said, “I’m excited to be taking on the role of Chief Financial Officer at Aware. I have had a lot of experience working in strategy, finance and operations in the identity solutions industry. I know that Aware has a great reputation for developing industry-leading biometric solutions with an impressive roster of customer accounts. I look forward to working together with the team to help Aware solidify its position in the industry as a leading provider of biometric software solutions.”

About Aware

Aware is a leading provider of productized biometrics software products, solutions and services to governments, system integrators, and commercial organizations and solution providers globally. Our comprehensive portfolio of biometric solutions are based on innovative, robust products designed explicitly for ease of integration including customer-managed and integration ready biometric frameworks, platforms, SDK’s and services. They fulfill a broad range of functions critical to secure biometric enrollment, authentication, identity and transactions including face, fingerprint, iris, and voice capture modalities, sample quality assurance, data compliance, capture hardware peripheral and system abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products and solutions apply biometrics to enable identity-centric security and know-your-customer (“KYC”) solutions for applications including financial institutions, retail, banking and payments, healthcare, border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvi) we rely on single sources of supply for certain components used in our hardware products; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2019 and other reports and filings made with the Securities and Exchange Commission.

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Aware is a registered trademark of Aware, Inc.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432 Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com